Exhibit 10.4

STOCKHOLDERS AGREEMENT

BY AND AMONG

CHAPARRAL ENERGY, INC.,

AND

THE STOCKHOLDERS (AS DEFINED HEREIN)

DATED AS OF MARCH 21, 2017

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Section 5.20	Termination	14

SCHEDULE A	COMPETITORS

EXHIBIT A	DEFINITIONS

ANNEX I	CONFIDENTIALITY AGREEMENT

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement (this “Agreement”) is made and entered into as of March 21, 2017 (the “Effective Date”) by and among Chaparral Energy, Inc., a Delaware corporation (the “Company”), and the Stockholders (as defined herein). Capitalized terms used, but not otherwise defined, herein have the meanings set forth in Exhibit A attached hereto and made a part hereof by reference.

RECITALS

A.    This Agreement is being entered into in connection with the distribution of all of the shares of Class A common stock and Class B common stock, par value $0.01 per share, of the Company (collectively, “Company Common Stock”) then outstanding on the Effective Date to the Stockholders pursuant to that certain First Amended Joint Plan of Reorganization, dated March 7, 2017 and filed by the Company and certain other affiliated debtors (collectively, the “Debtors”) with the United States Bankruptcy Court for the District of Delaware, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof (the “Plan”).

B.    As of the date hereof, the Stockholders hold in the aggregate all of the Outstanding Company Common Stock.

C.    The Plan provides that this Agreement shall be deemed to be valid, binding and enforceable in accordance with its terms, and each Stockholder shall be deemed to be bound hereby, in each case without the need for execution of this Agreement by any party hereto other than the Company.

The parties hereto desire to enter into this Agreement to establish certain arrangements with respect to Company Common Stock and other related corporate matters of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Company and the Stockholders, intending to be legally bound, hereby agree as follows:

ARTICLE I

STOCKHOLDERS

Section 1.1    Stockholders. Except for the obligations contained in Section 5.15, a Person shall cease to be a Stockholder for all purposes upon the disposition of all of such Person’s Company Common Stock.

ARTICLE II

MANAGEMENT AND CONTROL OF BUSINESS

Section 2.1    Restrictions on Authority of the Board.

(a)    Notwithstanding anything to the contrary in this Agreement, none of the following actions may be taken by the Company, directly or indirectly (and the Company shall cause its Subsidiaries to refrain from taking such actions) without a Stockholder Approval:

(i)    any merger, consolidation, reorganization or equity recapitalization of the Company or its Subsidiaries (other than mergers or consolidations of a wholly owned Subsidiary of the Company with another wholly owned Subsidiary of the Company or with the Company);

(ii)    any sale, assignment or other transfer of all or substantially all of the assets or properties of the Company and its Subsidiaries (in each case, on a consolidated basis) other than (x) sales, assignments and transfers between a wholly owned Subsidiary of the Company and the Company or another wholly owned Subsidiary of the Company or (y) a pledge of assets of the Company and its Subsidiaries in accordance with the new reserve-based lending facility credit agreement to be entered into by the Debtors or any of their successors on the terms set forth in the Exit Facility Term Sheet attached as Exhibit D to that certain Plan Support Agreement, dated December 15, 2016, by and among the Debtors and the Consenting Creditors (as such term is defined in the Plan);

(iii)    any acquisition (including by merger, consolidation, or acquisition of stock or assets) of any entity, business or material portion of the assets of any Person except for (x) acquisitions in the ordinary course of business consistent with past practice and (y) acquisitions for considerations not exceeding one hundred twenty-five million dollars ($125,000,000) in the aggregate;

(iv)    any increase in the number of authorized shares of Company Common Stock or other capital stock of the Company or issuance of any preferred stock or other capital stock of the Company senior to Company Common Stock;

(v)    any liquidation, dissolution or winding up or consenting to the entry of a decree or order appointing a trustee, custodian, receiver, liquidator, assignee or similar official, in each case, of the Company or any material Subsidiary of the Company, or any action that would cause the foregoing, provided that, for the avoidance of doubt, no Stockholder Approval shall be required to institute bankruptcy proceedings, consent to the filing of a bankruptcy proceeding against it, or file a petition seeking reorganization under the U.S. Bankruptcy Code or any similar applicable federal or state law;

(vi)    any amendment, modification or waiver of the Charter Documents of the Company or any of the Company’s material Subsidiaries other than (A) to correct any typographical or similar ministerial error, (B) to delete or add any provision required to be so deleted or added by any applicable law, (C) to cure any ambiguity or to correct or supplement any provision which may be inconsistent with any provision herein, and (D) to make any immaterial amendment or modification that is deemed necessary or appropriate by the Board, in each case set forth in clauses (A) through (D) above, which does not adversely affect the rights or obligations of any Stockholder, in its capacity as a Stockholder; provided that any such amendment that reasonably would be expected to disproportionately and adversely affect any Stockholder, in its capacity as a Stockholder, as compared to the other Stockholders, shall also require the prior written consent of each Stockholder so affected;

(vii)    engagement in any material new line of business substantially unrelated to any business or activity of the Company or any of its Subsidiaries currently conducted as of the date hereof, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof, or is complementary, incidental, ancillary or related thereto;

(viii)    implementation of a new management Equity Incentive Plan or similar arrangement which could result, when combined with all other Equity Incentive Plans, in the aggregate issuance of more than seven percent (7%) of the Outstanding Company Common Stock;

(ix)    incurrence of any new indebtedness for borrowed money that would result in the aggregate principal amount of indebtedness of the Company and its Subsidiaries taken as a whole exceeding six hundred fifty million dollars ($650,000,000); provided that such limitation shall not apply to capital leases, purchase money indebtedness, equipment financings, letters of credit, bank guarantees, surety bonds and local lines of credit for working capital purposes, in each case incurred in the ordinary course of business;

(x)    on or prior to December 15, 2018, any initial public offering of Company Common Stock or other class of equity securities of the Company or the entry into any other transaction or permitting the occurrence of any other event (including any Transfer) that would result in or require the Company becoming subject to Section 13 of the Exchange Act in connection with the Company Shares or any other class of equity securities of the Company (it being understood that, following December 15, 2018, the actions set forth in this clause (x) shall not require Stockholder Approval pursuant to this Section 2.1(a)); provided that this Section 2.1(a)(x) shall not apply to actions required of the Company pursuant to the Registration Rights Agreement; and

(xi)    entry into any agreement, commitment or arrangement to effect, or requiring the Company or any of its Subsidiaries to effect, any of the foregoing.

(b)    Affiliate Transactions. Excluding transactions in accordance with Section 4.1, including Section 4.1(e), the Company shall not, and shall cause each of its Subsidiaries not to, enter into, modify (including by waiver) or terminate any transaction or series of related transactions, or agreement, with any holder of Company Common Stock that (together with its Affiliates) holds at least five percent (5%) of the then Outstanding Company Common Stock or with any Director or officer of the Company, or with any Affiliate of any of the foregoing (any such transaction or series of related transactions or agreements, an “Affiliate Transaction”), unless (i) a majority of the Directors then serving on the Board who are not party to, or affiliated with such holder, or Affiliate thereof, that is a party to, such Affiliate Transaction (such majority, a “Majority of Disinterested Directors”) reasonably determines that such Affiliate Transaction is on terms that are at least as favorable to the Company and its Subsidiaries as could reasonably be obtained from an independent third party, (ii) such Affiliate Transaction is approved by a Majority of Disinterested Directors, and (iii) if and to the extent that an Affiliate Transaction involves the aggregate payment to or by the Company and its Subsidiaries equal to or in excess of five million dollars ($5,000,000), in addition to meeting the requirements in clauses (i) and (ii), either (x) the Company has obtained an opinion from a nationally recognized accounting or investment banking firm (to be selected and paid by the Company) that is independent, with no direct or indirect financial interest in the Company or its Subsidiaries, or in the proposed Affiliate Transaction or any other party thereto, that the proposed Affiliate Transaction is fair to the Stockholders from a financial point of view or (y) Stockholder Approval is obtained with respect to such Affiliate Transaction (disregarding, for such purposes, any holder of Company Common Stock, or Affiliate thereof, that is a party to such Affiliate Transaction, and the shares of Company Common Stock held by such Persons). Notwithstanding the foregoing or anything to the contrary in this Agreement, except as required by applicable law, the Company’s performance of its obligations under the Backstop Commitment Agreement (as defined in the Plan) or in connection with the consummation of the Rights Offering (as defined in the Plan), in each case in accordance with the Plan, shall not require any further consent or approval of the Board or the Stockholders.

Section 2.2    Directors’ One-Time Transaction Bonus. If a Qualified IPO occurs prior to December 15, 2018, the Company shall pay each Director then serving on the Board upon its consummation a one-time transaction bonus of one hundred thousand dollars ($100,000).

Section 2.3    Directors’ Non-exclusive Services. No Director shall be required to manage the Company as his or her sole and exclusive function and any Director or Stockholder may have other business interests and may engage in other activities in addition to those relating to the Company. Notwithstanding the foregoing, Directors who are employees of the Company or its Subsidiaries shall be required to have such employment as their primary business function.

Section 2.4    Reimbursement of Expenses. Each Director shall be entitled to reimbursement from the Company of all expenses reasonably incurred and paid by such Director in connection with such Director’s services as a Director or otherwise incurred for the benefit of, or on behalf of, the Company. The Board may establish, from time to time, policies relating to expense reimbursement (including, what expenses, such as retained counsel or other advisors, will be reimbursable), which policies shall treat and apply to each Director (other than any employee of the Company serving as a Director) equally.

ARTICLE III

REPORTING; INFORMATION RIGHTS AND LISTING

Section 3.1    Reporting. The Company shall file reports required by Section 13 or 15(d) of the Exchange Act as a voluntary filer from and after the date hereof at any time the Company is not obligated to file reports under Section 13 or 15(d) of the Exchange Act as a reporting company (whether pursuant to its obligations under the Registration Rights Agreement or otherwise).

Section 3.2    Information Rights of Stockholders; Records Required by the DGCL; Right of Inspection.

(a)    At any time that the Company is not obligated to file reports under Section 13 or 15(d) of the Exchange Act and does not file reports required by Section 13 or 15(d) of the Exchange Act as a voluntary filer, each Stockholder, other than any Stockholder that is a Competitor, shall have the right to receive the following information (which right the Company may satisfy by providing access to each Stockholder to a confidential website such as Intralinks and timely posting such information on such website (which website shall have a system of email notification of new postings and may require confirmation by viewers of the site of the confidentiality obligations set forth in Section 5.15, a “Secure Site”)), and each Stockholder may share and discuss such information (along with any other information provided to Stockholders pursuant to this Agreement and otherwise made available to Stockholders via the Secure Site) with its Affiliates, directors, officers, partners, managers, stockholders, employees, investors and advisors as well as any bona fide prospective purchaser of Company Common Stock that (x) is not a Competitor and (y) has entered into, and delivered to the Company, a confidentiality agreement substantially in the form set forth on Annex I attached hereto regarding the treatment of such information (and for the avoidance of doubt, at its election, the Company may share and discuss such information with any prospective purchaser of Company Common Stock):

(i)    within ninety (90) days of the end of each fiscal year, copies of all annual financial statements and similar information of the Company and its Subsidiaries as of the end of such fiscal year that would be required to be contained in a filing with the SEC on Form 10-K if the Company were required to file such forms, which financial statements shall (v) include a comparison to the prior fiscal year results; (w) be prepared in accordance with GAAP; (x) be audited by a nationally recognized accounting firm approved by the Board and accompanied by a report and opinion thereon by such accounting firm prepared in accordance with generally accepted auditing standards that is not subject to any qualification as to the scope of such audit or with respect to accounting principles followed by the Company or any of its Subsidiaries not in accordance with GAAP; (y) be accompanied by a management discussion and analysis of financial condition and results of operations with respect to such financial statements (an “MD&A”); and (z) be certified by the chief financial officer of the Company.

(ii)    for each of the first three (3) fiscal quarters of each fiscal year of the Company, copies of all quarterly financial statements and similar information of the Company and its Subsidiaries as of the end of such fiscal quarter that would be required to be contained in a filing with the SEC on Form 10-Q if the Company were required to file such forms, which financial statements shall (w) include year-to-date results and a comparison to the corresponding period in the prior fiscal year; (x) be prepared in accordance with GAAP; (y) be accompanied by an MD&A; and (z) be delivered no later than forty-five (45) days following the end of such fiscal quarter.

(iii)    all current reports that would be required to be filed with, and within the timing that would be required by, the SEC on Form 8-K if the Company were required to file such reports.

(b)    The Company shall host, and each Stockholder, other than any Stockholder that is a Competitor, that (together with its Affiliates) holds at least one-half of one percent (0.5%) of the Outstanding Company Common Stock, shall have access to, quarterly conference calls with senior officers of the Company to discuss the status of the Company and its business and the business of its Subsidiaries (including updates to the budgets and projections of the Company and its Subsidiaries), which calls shall include a reasonable and customary question and answer session. Quarterly calls shall be hosted as promptly as reasonably practicable but in any event no later than twenty (20) Business Days after furnishing the annual and quarterly reports.

(c)    During the term of the Company’s existence there shall be maintained in the Company’s principal office or at the office of the Company’s agents and representatives all records required to be kept pursuant to the DGCL, including (whether or not so required) a current list of the names, addresses and shares of Company Common Stock held by each of the Stockholders (including the dates on which each of the Stockholders became a Stockholder), copies of federal, state and local information or income tax returns for each of the Company’s tax years, copies of this Agreement and each of the Company’s Charter Documents, including all amendments thereto and restatements thereof, and correct and complete books and records of account of the Company. Prior to any termination of the Company’s existence, the Company shall use all reasonable efforts to ensure that, for a period of six (6) years after any such termination, such information, to the extent still in existence and available, may be obtained by a Stockholder’s request in writing to a legal advisor or agent of the Company to be designated prior to any such termination, with the cost (as reasonably determined by such legal advisor or agent) of accessing and providing such information being borne by the requesting Stockholder.

(d)    On written request stating the purpose, a Stockholder that (together with its Affiliates) holds at least one-half of one percent (0.5%) of the Outstanding Company Common Stock may make reasonable inquiries of management and examine, at any reasonable time during business hours, for any proper purpose reasonably related to such Stockholder’s interest as a Stockholder of the Company, and at the Stockholder’s expense, records of the Company and its Subsidiaries; provided that the Company may limit access to certain information if the Board reasonably deems such information to be competitively sensitive with respect to the Stockholder requesting such access or if granting such access could reasonably be expected in the loss or impairment of the Company to claim attorney client privilege, work product doctrine, or a similar protective privilege or doctrine with respect to the information, or to violate applicable law (provided that the Company shall use its reasonable best efforts to allow for such access in a way that would not have any of the foregoing effects). Upon written request by any Stockholder made to the Company, the Company shall provide or make available to such Stockholder without charge true copies of this Agreement, the Company’s Charter Documents, and all amendments thereto and restatements thereof, which documents may be provided to such Stockholder by posting them on a Secure Site or on EDGAR.

Section 3.3    Information Rights of the Company. The Company may from time to time, but a Stockholder may be compelled to answer no more frequently than once per calendar quarter (unless, with respect to clause (a) hereof, required by applicable law), reasonably request of any or all Stockholders information (a) needed by the Company to comply with applicable law and/or (b) regarding such Stockholder’s “accredited investor” status (within the meaning of Regulation D promulgated under the Securities Act).

ARTICLE IV

PREEMPTIVE RIGHTS

Section 4.1    Preemptive Rights. Any issuance of New Securities by the Company or any of its Subsidiaries, other than an issuance of Exempt Securities, shall be subject to the following provisions:

(a)    Right to Purchase New Securities. Except as otherwise provided in this Section 4.1 (including Section 4.1(e) hereof), the Company hereby grants to each Stockholder that, together with its Affiliates, holds of record as of the Preemptive Offer Record Date (as defined below) at least one-half of one percent (0.5%) of the Outstanding Company Common Stock (the “Qualified Stockholder”) the right to purchase its pro rata share of any and all issuances, sales or distributions of New Securities proposed to be made by the Company or any of its Subsidiaries as set forth herein.

(b)    Issuance Notice. The Company shall give each Person that on the date of an Issuance Notice is a Qualified Stockholder written notice of the Company’s intention to issue or sell New Securities (which notice may be provided by posting the requisite information on a Secure Site and notifying (or causing notification to be delivered to) each of such Qualified Stockholders of such posting in writing) (the “Issuance Notice”), describing the type and terms of the New Securities, the price at which such New Securities will be issued or sold and the general terms upon which the Company proposes to issue or sell the New Securities, including the anticipated date of such issuance, sale or distribution, the general use of proceeds thereof, a description of both the business purpose of the offering of such New Securities and the dilutive effects, if any, of such offering, and the record date for determining Qualified Stockholders and the pro rata share of each of them which, if not specified in the Issuance Notice, shall be the date of the Issuance Notice (the “Preemptive Offer Record Date”). Each Qualified Stockholder shall have ten (10) Business Days from the date the Issuance Notice is sent to deliver notice (the “Response Notice”) of its intention to purchase all or any portion of its pro rata share of the New Securities, based on the ratio of the shares of Company Common Stock held by such Qualified Stockholder on the Preemptive Offer Record Date to the number of shares of Company Common Stock held by all of the holders of Company Common Stock on the Preemptive Offer Record Date, and stating therein the quantity of New Securities it intends to purchase (each Qualified Stockholder who delivers a Response Notice hereunder is a “Purchaser” for purposes of this Section 4.1). Such Response Notice shall constitute the irrevocable agreement of such Purchaser to purchase the quantity of New Securities indicated in the Response Notice at the price and upon the terms stated in the Issuance Notice; provided, however, that if the Company is proposing to issue, sell or distribute securities for consideration other than all cash, and subject to the limitations on the rights set forth in this Section 4.1, the Company shall accept from such Purchaser either non-cash consideration that is reasonably comparable to the non-cash consideration proposed by the Company or the cash value of such non-cash consideration, in each case as determined in good faith by the Board. Any purchase of New Securities by a Purchaser pursuant to this Section 4.1 shall be consummated on or prior to the later of (x) the date on which all other Offered Securities described in the applicable Issuance Notice are issued, sold or distributed and (y) the second (2nd) Business Day following delivery of the Response Notice by such Purchaser.

(c)    Sale to Other Persons. The Company shall have sixty (60) days from the date of the applicable Issuance Notice to consummate an issuance, sale or distribution of any New Securities which the Qualified Stockholders have not elected to purchase pursuant to Section 4.1(b) to other Persons at a price and on terms and conditions not less favorable to the Company than those contained in the Issuance Notice. In the event that the sale of New Securities is not fully consummated within such sixty (60)-day period, then the Company shall be obligated once again to offer the purchase rights set forth in this Section 4.1 before it may subsequently sell such New Securities (provided that such sixty (60)-day period shall automatically toll, but not for longer than one-hundred and eighty (180) days to the extent regulatory approval would be required for such Person to acquire such New Securities).

(d)    Exempt Securities. Notwithstanding the foregoing provisions of this Section 4.1, Qualified Stockholders shall not have the right to participate in the issuance of any New Securities which are otherwise authorized to be issued in accordance with this Agreement (i) if such New Securities were issued as consideration in any merger, consolidation or combination with or acquisition of securities or assets of another Person in exchange for New Securities, (ii) if made upon conversion or exercise of any rights, convertible securities, options or warrants to purchase Company Common Stock or other capital stock of the Company, (iii) if made by any Subsidiary of the Company to the Company or any of its direct or indirect wholly owned Subsidiaries, (iv) if made as securities which are the subject of a registration statement being filed under the Securities Act pursuant to a Qualified IPO, (v) if made to Directors, officers, employees or consultants as compensation pursuant to any Equity Incentive Plans approved in accordance with Section 2.1, (vi) if such New Securities were issued in connection with the Backstop Commitment Agreement (as defined in the Plan), or in connection with the consummation of the Rights Offering (as defined in the Plan) in accordance with the Plan or (vii) if such New Securities were issued pursuant to any pro rata stock split or stock dividend (the New Securities described in the foregoing clauses (i) through (vii), “Exempt Securities”).

(e)    Accelerated Buyer Transactions. Nothing in this Section 4.1 shall prevent the Company or its Subsidiaries from issuing or selling to any Person (the “Accelerated Buyer”) any New Securities without first complying with the provisions of this Section 4.1; provided that in connection with such issuance or sale (i) the Company gives reasonably prompt notice to the Qualified Stockholders of such issuance (after such issuance has occurred), which notice shall describe in reasonable detail the New Securities purchased by the Accelerated Buyer and the purchase price thereof and (ii) the Accelerated Buyer and the Company enable the Qualified Stockholders to effectively exercise their respective rights under this Section 4.1 with respect to their purchase of their pro rata share of the New Securities issued to the Accelerated Buyer within fifteen (15) Business Days after receipt of the notice by the Qualified Stockholder of such issuance to the Accelerated Buyer on the terms specified in this Section 4.1. The Preemptive Offer Record Date for such issuance shall be the date such New Securities are issued to the Accelerated Buyer.

Section 4.2    Registration Rights. The Stockholders shall have the registration rights set forth the Registration Rights Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1    Complete Agreement. This Agreement and the other agreements expressly referenced in this Agreement constitute the complete and exclusive statement of agreement among the Stockholders with respect to the subject matter hereof. This Agreement supersedes all prior written and oral statements by and among the Stockholders or any of them, and except as otherwise specifically contemplated by this Agreement, no representation, statement, or condition or warranty not contained in this Agreement will be binding on the Stockholders or the Company or have any force or effect whatsoever.

Section 5.2    Drag-Along Rights; Tag-Along Rights; Other Actions.

(a)    Each Stockholder hereby acknowledges and agrees that it is subject to the drag-along provisions and tag-along provisions set forth in Section 1 and Section 2 of Article V, respectively, of the Third Amended and Restated Certificate of Incorporation of the Company (and any successor provision thereto).

(b)    The Company by its execution hereof acknowledges that it has actual notice of the terms of this Agreement, consents hereto and hereby covenants with each of the Stockholders that it will at all times during the term of this Agreement be governed by the terms and provisions hereof in carrying out its business and affairs and, accordingly, shall give or cause to be given such notices, execute or cause to be executed such documents and do or cause to be done all such acts, matters and things as may from time to time be necessary or required to carry out the terms and intent hereof.

Section 5.3    Governing Law. This Agreement and the rights of the parties hereunder will be governed by, interpreted, and enforced in accordance with the laws of the State of Delaware, without reference to conflicts of law principles.

Section 5.4    No Assignment. No party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

Section 5.5    Binding Effect. Subject to the provisions of this Agreement relating to transferability or assignment, this Agreement will be binding upon and inure to the benefit of the Company and each of the Stockholders, and their respective heirs, devisees, spouses, distributees, representatives, successors and permitted assigns.

Section 5.6    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future laws applicable to the Company effective during the term of this Agreement, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

Section 5.7    No Partition. The parties acknowledge that the assets and properties of the Company are not and will not be suitable for partition. Thus, each Stockholder (on behalf of such Stockholder and their successors and assigns) hereby irrevocably waives any and all rights that such Stockholder may have to maintain any action for partition of such assets and properties, if any.

Section 5.8    Additional Documents and Acts. Each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

Section 5.9    No Employment Rights. Nothing in this Agreement shall confer upon any Person any right to be employed or to continue employment by the Company or any of its Affiliates, or interfere in any manner with any right of the Company or any of its Affiliates to terminate such employment at any time.

Section 5.10    Amendments; Termination of Equity Rights.

(a)    All amendments to this Agreement will be in writing and subject to receipt of Stockholder Approval and approval by any other Stockholders whose approval is required pursuant to Section 5.10(b).

(b)    Any amendment or other modification that would adversely affect any Stockholder’s rights set forth in Section 3.2 (Information Rights of Stockholders; Records Required by Applicable Law; Right of Inspection) shall require the written consent of each such Stockholder adversely affected; provided, however, that any amendment to Section 3.2 that only provides for a reasonable extension of time for the delivery of the financial statements or the other information to be delivered pursuant thereto shall only require a Stockholder Approval. If any amendment or other modification would adversely affect the rights and obligations of any Stockholder in a manner disproportionate relative to any other Stockholder or would subject a Stockholder to any obligation or liability not shared by each of the other Stockholders, then such amendment or other modification shall not be effective without the written consent of such Stockholder.

Section 5.11    No Waiver. No delay, failure or waiver by any party to exercise any right or remedy under this Agreement, and no partial or single exercise of any such right or remedy, will operate to limit, preclude, cancel, waive or otherwise affect such right or remedy, nor will any single or partial exercise of such right or remedy limit, preclude, impair or waive any further exercise of such right or remedy or the exercise of any other right or remedy.

Section 5.12    Notices. Except as otherwise provided elsewhere in this Agreement regarding notices by electronic mail or other electronic means to Stockholders and the Board and regarding proxies, all notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be delivered (a) by personal delivery, (b) by a nationally recognized overnight courier service, (c) by telefacsimile or electronic mail, using equipment that provides written confirmation of delivery, or (d) by deposit in the U.S. Mail, postage prepaid, registered or certified mail, return receipt requested, to the

Company at its principal executive office and to any Stockholder at the address then shown as the current address of such Stockholder specified on the Stockholder Registry. Any such notice shall be deemed to have been given on the date so delivered, if delivered personally, by overnight courier service or by electronic mail; or if by telefacsimile, on the first (1st) calendar day following the transmission of such facsimile; or if mailed, four (4) calendar days after mailing. Any party may, at any time by giving five (5) calendar days’ prior written notice to the Company, specify a different address (physical or electronic) or telefacsimile number for notice purposes by sending notice thereof in the foregoing manner. Any notice required to be given by the Company to Stockholders, including pursuant to Section 228(e) of the DGCL, may be given by posting to a Secure Site or on EDGAR (with email notification of such posting), and shall be deemed to be delivered on the date such posting is made.

Section 5.13    Consent to Jurisdiction; WAIVER OF JURY TRIAL.

(a)    Consent to Jurisdiction. The Company and each Stockholder (i) irrevocably submits to the exclusive jurisdiction of any state court in the State of Delaware, and the United States District Court for the District of Delaware (and the appropriate appellate courts), for the purposes of any suit, action or other proceeding arising out of this Agreement and (ii) agrees to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court in the State of Delaware. Notwithstanding the foregoing, any party hereto may commence an action, suit or proceeding with any governmental body anywhere in the world for the sole purpose of seeking recognition and enforcement of a judgment of any court referred to in the first sentence of this Section 5.13(a). The Company and each Stockholder further (x) agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth on the Stockholder Registry (or in the case of the Company, at the Company’s principal office) shall be effective service of process for any action, suit or proceeding in Delaware with respect to any matters to which it has submitted to jurisdiction in this Section 5.13(a) and (y) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement in (A) any state court in the State of Delaware, or (B) the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    WAIVER OF JURY TRIAL. THE COMPANY AND EACH STOCKHOLDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR SUCH STOCKHOLDER’S OWNERSHIP OF COMPANY COMMON STOCK. THE COMPANY AND EACH STOCKHOLDER (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE COMPANY OR ANY STOCKHOLDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPANY OR SUCH STOCKHOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT THE COMPANY AND EACH STOCKHOLDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.13(B).

Section 5.14    No Third Party Beneficiary. Except as expressly provided in Section 5.5, this Agreement is made solely and specifically among and for the benefit of the parties hereto (including each Stockholder), and their respective successors and permitted assigns, and no other Person will have any rights, interest, or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

Section 5.15    Confidentiality.

(a)    The terms of this Agreement, the identity of any Person with whom the Company may be holding discussions with respect to any investment, acquisition, disposition or other transaction, any information disclosed to or received by any Stockholder pursuant to Section 3.2 or Annex I and all other business, financial or other information relating directly to the conduct of the business and affairs of the Company or its Subsidiaries or the relative or absolute rights or interests of any of the Stockholders (collectively, the “Confidential Information”) that has not been publicly disclosed by the Company is confidential and proprietary information of the Company, the disclosure of which may cause irreparable harm to the Company and the Stockholders. Accordingly, each Stockholder represents that it has not and agrees that it will not and will direct its stockholders, partners, directors, officers, agents, representatives, attorneys, accountants, advisors, employees, and Affiliates (collectively, its “Representatives”) not to, disclose to any Person any Confidential Information or confirm any statement made by third Persons regarding Confidential Information until the Company has publicly disclosed the Confidential Information; provided, however, that any Stockholder (or its Affiliates) may disclose such Confidential Information: (i) to the extent required by law (it being specifically understood and agreed that anything required to be set forth in a registration statement or any other document required to be filed pursuant to law will be deemed required by law, so long as the requirement to file such registration statement does not arise primarily in connection with a Transfer of securities of the Company), regulation, the listing standards of any national securities exchange or required or requested by any governmental authority having applicable jurisdiction, (ii) to the extent that the Confidential Information is publicly known or subsequently becomes publicly known other than through a breach of this Section 5.15(a) by such Stockholder, (iii) to the extent that the Confidential Information is already in possession of, or is subsequently received by, a Stockholder from a third party not known by the Stockholder to be subject to an obligation of confidentiality owed to the Company, or (iv) to a prospective Transferee that (x) is not known by such Stockholder to be a Competitor and (y) has entered into reasonable confidentiality arrangements enforceable by the Company as described in Section 3.2(a), subject to the terms and conditions of such arrangements. Notwithstanding the foregoing, each Stockholder may disclose Confidential Information to its Representatives (i) who need to know such information for the sole purpose of advising such Stockholder and (ii) who are informed by such Stockholder of the confidential nature of such information; provided that each Stockholder will be responsible for any violation of this Section 5.15 by any of its Representatives as if they were parties hereto.

(b)    Each Stockholder hereby consents in advance to any motion for any protective order brought by the Company or any other Stockholder represented as being intended by the movant to implement the purposes of this Section 5.15; provided that, if a Stockholder receives a request to disclose any Confidential Information under the terms of a valid and effective order issued by a court or governmental agency and the order was not sought by or on behalf of or consented to by such Stockholder, then such Stockholder may disclose the Confidential Information to the extent required if the Stockholder as promptly as practicable (i) notifies the Company of the existence, terms and circumstances of the order, (ii) consults in good faith with the Company on the advisability of taking legally available steps to resist or to narrow the order and cooperates with the reasonable requests of the Company, at the Company’s sole cost and expense, in connection with the foregoing, and (iii) if disclosure of the Confidential Information is required, exercises its commercially reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded to the portion of the disclosed Confidential Information that the Company designates. The cost (including attorneys’ fees and expenses) of obtaining a protective order covering Confidential Information designated by the Company will be borne by the Company.

(c)    The covenants contained in this Section 5.15 will survive the Transfer of Company Common Stock of any Stockholder and the termination of this Agreement; provided, however, that this Section 5.15 will cease to be of any force and effect on the second (2nd) anniversary of the termination of this Agreement.

Section 5.16    Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Company and any applicable member of the Ad Hoc Group (each, an “Investor” and together the “Investors”), the Company, on behalf of itself and its Subsidiaries, renounces and waives any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its Subsidiaries or any dealings with customers or clients of the Company or any of its Subsidiaries) that are from time to time presented to any of the Investors or any of their respective Representatives even if the transaction, matter or opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Company or any of its Subsidiaries or its Affiliates for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries. Without limiting the foregoing renunciation, the Company acknowledges that certain members of the Ad Hoc Group are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Company’s businesses (“Competing Businesses”), and agrees that each such applicable member of the Ad Hoc Group shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Company. Any person purchasing or otherwise acquiring any interest in any shares of capital stock of the Company shall be deemed to have notice of and consented to the provisions of this Section 5.16. Neither the alteration, amendment or repeal of this Section 5.16, nor the adoption of any provision of this Agreement inconsistent with this Section 5.16, nor, to the fullest extent permitted by the laws of the State of Delaware, any modification of law, shall eliminate or reduce the effect of this Section 5.16 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Section 5.16, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Section 5.16 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 5.16 (including, without limitation, each portion of any paragraph of this Section 5.16 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Section 5.16 (including, without limitation, each such portion of any paragraph of this Section 5.16 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its Representatives from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law. This Section 5.16 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Company under this Agreement, the Charter Documents of the Company or applicable law.

Section 5.17    Cumulative Remedies; Specific Performance.

(a)    The rights and remedies of any party hereto as set forth in this Agreement are not exclusive and are in addition to any other rights and remedies now or hereafter provided by law or at equity.

(b)    The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that, in addition to any other rights and remedies at law or in equity existing in its favor, any party hereto shall be entitled to seek specific performance and/or other injunctive relief from any court of law or equity of competent jurisdiction (without posting any bond or other security) in order to enforce or prevent violation of the provisions of this Agreement.

Section 5.18    Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

Section 5.19    Interpretation. The titles and section headings set forth in this Agreement are for convenience only and shall not be considered as part of agreement of the parties hereto. When the context requires, the plural shall include the singular and the singular the plural, and any gender shall include all other genders or neuter. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” No provision of this Agreement shall be interpreted or construed against any party because such party or its counsel was the drafter thereof. Any reference to the DGCL or other statutes or laws will include all amendments, modifications, or replacements of the specific sections and provisions concerned. Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections, and subsections of this Agreement unless otherwise expressly stated.

Section 5.20    Termination. This Agreement will be automatically effective as of the Effective Date and will continue in effect thereafter until the earlier to occur of (a) its termination by the unanimous written consent of all Stockholders of the Company, (b) the dissolution, liquidation or winding up of the Company and (c) the occurrence of a Public Listing. This Article V shall survive any termination of this Agreement.

SCHEDULE A

COMPETITORS

None

Schedule A – Page 1

EXHIBIT A

DEFINITIONS

As used in this Agreement, the following terms will have the following meanings, and all section references shall be to sections in this Agreement unless otherwise provided:

“Accelerated Buyer” has the meaning set forth in Section 4.1(e).

“Ad Hoc Group” means that certain former ad hoc committee defined as the “Ad Hoc Committee” in the Plan Support Agreement, dated as of December 15, 2016 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

“Affiliate(s)” means with respect to any Person, (i) any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that neither the Company nor any of its controlled Affiliates shall be deemed an Affiliate of any of the Stockholders (and vice versa), (ii) if such Person is an investment fund, an Affiliate shall include any other investment fund the primary investment advisor to which, or an Affiliate of such primary investment advisor, is the primary investment advisor to such Person and (iii) if such Person is a natural Person, any Family Member of such natural Person.

“Affiliate Transaction” has the meaning set forth in Section 2.1(b).

“Agreement” has the meaning set forth in the preamble.

“Backstop Commitment Agreement” has the meaning set forth in the Plan.

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or date on which commercial banks in New York, New York are authorized by law to close for business.

“Charter Documents” means, with respect to the Company, the articles of incorporation and bylaws of the Company, as the same may be amended, supplemented, modified or restated from time to time, and with respect to any other Person, the articles of incorporation, bylaws, certificate of incorporation, certificate of formation, operating agreement, partnership agreement or any other similar incorporating or formation documents of such Person, as the same may be amended, supplemented, modified or restated from time to time.

“Company” has the meaning set forth in the preamble.

“Company Common Stock” has the meaning set forth in the recitals.

Exhibit A – Page 1

“Competing Businesses” has the meaning set forth in Section 5.16.

“Competitor” means any of the Persons set forth on Schedule A attached hereto and any of their controlled Affiliates, which schedule may be modified by the Board in good faith from time to time.

“Confidential Information” has the meaning set forth in Section 5.15(a).

“Debtors” has the meaning set forth in the recitals.

“Derivative Securities” means direct or indirect options, rights, warrants or securities convertible into or exercisable or exchangeable for, any Company Common Stock or any other capital stock of the Company.

“DGCL” means the Delaware General Corporation Law, as the same may be amended from time to time. All references herein to sections of the DGCL shall include any corresponding provisions of succeeding law.

“Director” means any member of the Board (other than any Person (if any) effecting observer rights on the Board).

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System of the SEC.

“Effective Date” has the meaning set forth in the preamble.

“Equity Incentive Plans” means any equity incentive plans for officers, employees or Directors of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Exempt Securities” has the meaning set forth in Section 4.1(d).

“Family Member” means, with respect to any natural Person, such Person’s spouse and descendants (whether or not adopted) and any trust, family limited partnership or limited liability company that is and remains solely for the benefit of such Person’s spouse and/or descendants.

“GAAP” means the generally accepted accounting principles as in effect from time to time in the U.S.

“Investor(s)” has the meaning set forth in Section 5.16.

“IPO” means the first public offering of the Company pursuant to an effective Registration Statement under the Securities Act (other than on Forms S-4, S-8 or successors to such forms), covering the offer and sale of capital stock of the Company.

“Issuance Notice” has the meaning set forth in Section 4.1(b).

Exhibit A – Page 2

“Listing” means an OTC listing or a Public Listing.

“Majority of Disinterested Directors” has the meaning set forth in Section 2.1(b).

“MD&A” has the meaning set forth in Section 3.2(a)(i).

“New Securities” means Company Common Stock and other capital stock and rights, convertible securities, options or warrants to purchase Company Common Stock or other capital stock issued subsequent to the Effective Date, whether or not authorized as of the Effective Date.

“Outstanding Company Common Stock” means, as of any given time, the then issued and outstanding Company Common Stock, excluding (unless calculated on a fully diluted basis) any Derivative Securities and any unvested or restricted Company Common Stock issued pursuant to an Equity Incentive Plan.

“OTC Listing” means the registration of Company Common Stock under the Exchange Act and qualification for quotation on the OTC Bulletin Board (or other available over the counter market).

“Person” means an individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association, or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

“Plan” has the meaning set forth in the recitals.

“Preemptive Offer Record Date” has the meaning set forth in Section 4.1(b).

“Public Listing” means the listing of Company Common Stock on a U.S. national securities exchange registered with the SEC (whether in connection with an initial public offering of Company Common Stock or otherwise).

“Purchaser” has the meaning set forth in Section 4.1(b).

“Qualified IPO” means a bona fide, marketed underwritten IPO after which closing such capital is quoted on the NASDAQ National Market or listed or quoted on the New York Stock Exchange or other national securities exchange acceptable to the Board and meeting one of the following two criteria: (i) the aggregate cash proceeds (net of underwriting discounts, commissions and offering expenses) of such offering to the Company exceed seventy five million dollars ($75 million), or (ii) at least twenty percent (20%) of the Outstanding Company Common Stock (calculated on a fully diluted basis, and for purposes of such calculation treating Company Common Stock issued in the IPO as Outstanding Company Common Stock) shall have been issued or sold to the public in connection with such IPO.

“Qualified Stockholder” has the meaning set forth in Section 4.1(a).

“Registration Rights Agreement” means that certain registration rights agreement, dated as of March 21, 2017, by and among the Company and the investors party thereto.

Exhibit A – Page 3

“Registration Statement” means any registration statement of the Company under the Securities Act which permits the public offering of any of the Registrable Securities (as defined in the Registration Rights Agreement), including the prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Representatives” has the meaning set forth in Section 5.15(a).

“Response Notice” has the meaning set forth in Section 4.1(b).

“Rights Offering” has the meaning set forth in the Plan.

“SEC” means the Securities and Exchange Commission and any governmental body or agency succeeding to the functions thereof.

“Secure Site” has the meaning set forth in Section 3.2(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholder” means each Person (other than the Company) who shall be a party to or bound by this Agreement, so long as such Person shall “beneficially own” (as such term is defined in Rule 13d-3 of the Exchange Act) any Company Common Stock.

“Stockholder Approval” means the affirmative vote or written consent of the holders of at least two-thirds of the Outstanding Company Common Stock (subject to any adjustments or limitations on voting as set forth in the Charter Documents).

“Stockholder Registry” means a register of the Company indicating: (i) with respect to each issuance of Company Common Stock or other capital stock of the Company, the date of such issuance, the number of shares issued and the Stockholder to whom such shares were issued and (ii) with respect to each transfer of Company Common Stock or other capital stock of the Company, the date of such Transfer, the number of shares Transferred and the identity of each of the transferor and the transferee(s) thereof.

“Subsidiary” means any Person the majority of the equity of which, directly, or indirectly through one or more other Persons, (a) the Company has the right to acquire or (b) is owned or controlled by the Company. As used in this definition, “control,” including, its correlative meanings, “controlled by” and “under common control with,” means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of equity, by contract or otherwise). For the avoidance of doubt, Subsidiary shall include any Person that is included in the Company’s consolidated group for purposes of preparing the Company’s consolidated financial statements in accordance with GAAP.

“Transfer” means the sale, sale of any option or contract to purchase, purchase of any option or contract to sell, grant of any option, right or warrant to purchase, assignment, loan, offer, transfer, exchange or other disposition of any shares of Company Common Stock, whether or not for value, and whether voluntarily, by operation of law or otherwise, and includes foreclosure.

Exhibit A – Page 4

“United States” means any federal department, division, agency, bureau, office, branch, court, commission, or other governmental instrumentality of the U.S. or any authority acting on its behalf.

“U.S.” means the United States of America.

Exhibit A – Page 5

ANNEX I

FORM OF

CONFIDENTIALITY AGREEMENT

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, OK 73114

[INSERT DATE]

[INSERT NAME OF POTENTIAL TRANSFEREE]

[INSERT ADDRESS OF POTENTIAL TRANSFEREE]

Ladies and Gentlemen:

In connection with the consideration by [INSERT NAME OF POTENTIAL TRANSFEREE] (“you” or “your”) of a potential investment in the Common Stock, par value $0.01 per share, of Chaparral Energy, Inc., a Delaware corporation (the “Company” and together with you, collectively, the “Parties” and each individually, a “Party”), or other securities of the Company (the “Transaction”), certain affiliates or stockholders of the Company, the Company or their respective representatives have furnished or may furnish you and your Representatives (as hereinafter defined) with non-public information regarding the Company, including, without limitation, information concerning the Company’s financial and operational performance, properties, prospects, activities and plans. You recognize and acknowledge that such information furnished or to be furnished to you and/or your Representatives in the future (whether oral or written) is proprietary to the Company and may include trade secrets or other highly confidential non-public business information the disclosure of which could harm the Company. In consideration for, and as a condition of, such non-public information being furnished to you (and your agents, representatives, attorneys, accountants, advisors, directors, officers, employees and affiliates, collectively, your “Representatives”), you agree to treat any and all information concerning the Company or any of its subsidiaries that has been or is to be furnished to you or your Representatives (regardless of the manner in which it is furnished, including, without limitation, in written or electronic format or orally, gathered by visual inspection or otherwise) by or on behalf of the Company or any of its affiliates or stockholders, together with any documents you create that contain or are based upon any such information, in whole or in part (collectively, “Company Information”), in accordance with the provisions of this letter agreement (this “Agreement”).

The term “Company Information” does not include information that you can demonstrate: (i) is obtained by you or your Representatives from a third party, who, after reasonable inquiry, is not known by you to be bound by any duty of confidentiality to or confidential agreement with the Company or any other Person (as defined below) with respect to Company Information or is otherwise prohibited from transmitting the information to you by a contractual, legal, fiduciary or other obligation to the Company or any other Person; (ii) is or becomes part of the public domain (other than through a breach of this Agreement by you or any

Annex I – Page 1

of your Representatives); (iii) is independently ascertained or developed by or for you or your Representatives or any third party without use of or reference to Company Information; or (iv) is approved for public release by written authorization of the Company. For purposes of this Agreement, the term “Person” shall be broadly interpreted to include, without limitation, any individual, partnership, limited liability company, corporation, joint venture, trust, business trust, association or similar entity, whether domestic or foreign, and the heirs, executors, legal representatives, successors and assigns of such entity where the context requires.

1.    You hereby agree that you and your Representatives will, except to the extent required by applicable law or legal process, (a) keep the Company Information strictly confidential, (b) not disclose any of the Company Information in any manner whatsoever without the prior written consent of the Company and (c) not use the Company Information for any purpose other than considering and negotiating the Transaction; provided, however, that you may disclose any of such information to your Representatives (i) who need to know such information for the sole purpose of advising you and (ii) who are informed by you of the confidential nature of such information; provided, further, that you will (x) be responsible for any violation of this Agreement by any of your Representatives as if they were parties hereto and (y) provide the Company with the names of any your Representatives that receives Company Information. You agree to promptly notify the Company in writing of any unauthorized use or disclosure of the Company Information and such notice shall include a detailed description of the circumstances of the disclosure and the Persons involved.

2.    In the event that you or any of your Representatives are required by applicable law or legal process to disclose any of the Company Information, you will promptly notify (except where such notice would be legally prohibited) the Company in writing so that the Company may seek a protective order or other appropriate remedy and (except to the extent legally prohibited) will reasonably cooperate with the Company (at the Company’s expense) to limit the disclosure to the greatest extent possible consistent with such applicable law or legal process, including, without limitation, in appropriate circumstances, seeking reliable assurances that confidential or “attorneys eyes only” treatment shall be accorded the Company Information. Any such Company Information that is (x) not required to be disclosed or (y) accorded confidential treatment shall continue to be Company Information to which this Agreement shall continue to apply. You acknowledge and agree that, for purposes of this Agreement, there shall be no “applicable law” requiring you to disclose any Company Information solely by virtue of the fact that, absent such disclosure, you would be prohibited from purchasing, selling, or engaging in derivative transactions with respect to, any securities of the Company or otherwise proposing or making an offer to do any of the foregoing.

3.    All Company Information shall remain the property of the Company. Neither you nor any of your Representatives shall by virtue of disclosure to you or any of your Representatives, or your or any of your Representative’s use, of any Company Information acquire any rights with respect thereto, all of which rights (including, without limitation, all intellectual property rights) shall remain exclusively with the Company.

4.    If you determine that you do not wish to proceed with a Transaction, you will promptly advise the Company of that decision. As soon as possible upon the Company’s written request, you and your Representatives shall destroy (or at the Company’s option (in its sole

Annex I – Page 2

discretion) return to the Company) all Company Information that has been disclosed to you or any of your Representatives, except for any such Company Information stored on electronic backup media to the extent that such information cannot be expunged without unreasonable effort. Upon returning or destroying such Company Information, you shall provide written notice to the Company certifying compliance with the foregoing sentence. Notwithstanding the provisions of this paragraph, you acknowledge and agree that this Agreement will continue to apply to any returned, held, retained or destroyed Company Information on the terms set forth herein.

5.    You acknowledge and agree that all Company Information is furnished on an “AS IS” basis, without warranty of any kind. THE COMPANY AND ITS AFFILIATES EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, REGARDING THE COMPANY INFORMATION, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY, TITLE, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

6.    You acknowledge that an award of money damages would be inadequate for any breach of this Agreement by you or any of your Representatives and would cause the Company irreparable harm. Therefore, you hereby agree that, in the event of any breach or threatened breach of this Agreement by you or any of your Representatives, the Company will be entitled to seek equitable relief, including, without limitation, injunctive relief and specific performance, as remedies for any such breach or threatened breach without the requirement of posting a bond or other security. Such remedies will not be the exclusive remedies for any breach of this Agreement, but will be in addition to all other remedies available at law or in equity to the Company.

7.    This Agreement or any provision hereof may not be amended, modified or waived by course of dealing, usage in trade, conduct or any exchanges of communication, including, without limitation, e-mail or any other electronic or digital means, other than by amendment, in writing duly executed with the handwritten signatures of an authorized signatory of each of the Parties. The rights and remedies of the Parties are cumulative, and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

8.    This Agreement constitutes the complete agreement between the Parties concerning the subject matter hereof and supersedes and cancels any and all prior communications and agreements between the Parties with respect thereto. This Agreement

Annex I – Page 3

relates only to the subject matter hereof and shall not be construed as an agreement to agree to enter into the Transaction or any transaction by either Party. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. If any of the covenants or provisions of this Agreement are determined to be unenforceable by reason of its extent, duration, scope or otherwise, then the Parties contemplate that the court making such determination shall reduce such extent, duration, scope or other provision and enforce them in their reduced form for all purposes contemplated by this Agreement.

9.    Neither Party may assign any rights or delegate any duties under this Agreement without the prior written consent of the other Party, which consent shall be at the other Party’s sole discretion. Any such attempted assignment or delegation without the other Party’s prior written consent will be null and void ab initio. This Agreement will be binding upon the Parties and their respective authorized successors and assigns.

10.    You acknowledge and agree that no contract or agreement providing for any Transaction shall be deemed to exist between you and the Company or any of its affiliates or stockholders unless and until a final definitive agreement has been executed and delivered, and each Party hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any Transaction unless and until a final definitive agreement has been executed and delivered with respect thereto. The Parties also agree that unless and until a final definitive agreement regarding a Transaction has been executed and delivered, neither Party will be under any legal obligation of any kind whatsoever with respect to such a Transaction by virtue of this Agreement, except for the matters specifically agreed to herein. You acknowledge and agree that the Company and its affiliates and stockholders reserve the right, in their sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to the Transaction, and to terminate discussions and negotiations with you at any time.

11.    This Agreement shall be deemed to have been made and executed in the State of Delaware, and any dispute arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict of laws rules. You and the Company (i) irrevocably submit to the exclusive jurisdiction of any state court in the State of Delaware and the United States District Court for the District of Delaware (and the appropriate appellate courts) for the purposes of any suit, action or other proceeding arising out of this Agreement and (ii) agree to commence any such action, suit or proceeding either in the United States District Court for the District of Delaware or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in any state court in the State of Delaware.

12.    EACH OF THE COMPANY AND YOU HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT OR YOU MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, INVOLVING OR OTHERWISE IN RESPECT OF THIS AGREEMENT.

Annex I – Page 4

13.    Any notice hereunder shall be made in writing by overnight courier, personal delivery, facsimile or email (if telephonically confirmed), in each case to:

If to the Company:

Chaparral Energy, Inc.

701 Cedar Lake Boulevard

Oklahoma City, OK 73114

Attention: General Counsel

Facsimile: (405) 425-8449

If to you:

[INSERT ADDRESS OF POTENTIAL TRANSFEREE]

Attention:
Facsimile:
Telephone:
Email:

14.    This Agreement shall expire on the earlier of (i) the date of the last to occur of (x) a definitive agreement relating to the Transaction is entered into by you and either the Company or any of its affiliates or stockholders and (y) you have become a party to the Stockholders Agreement, dated as of [●], as amended from time to time, by and among the Company and the stockholders of the Company and (ii) the twenty-four (24) month anniversary of the date hereof.

15.    This Agreement may be executed in two (2) or more counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute this Agreement when a duly authorized representative of each Party has signed a counterpart. The Parties may sign and deliver this Agreement by facsimile or electronic (that is, .PDF) transmission. Each Party agrees that the delivery of this Agreement by facsimile or electronic transmission will have the same force and effect as delivery of original signatures.

Annex I – Page 5

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,
CHAPARRAL ENERGY, INC.

By:
Name:
Title:

Accepted and agreed as of the date first written above:

[INSERT NAME OF POTENTIAL TRANSFEREE]

By:
Name:
Title:

Annex I – Page 6